Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
April 27, 2010

Tellabs net earnings grow as revenue rises 5%

Growth products generate a record 57% of first-quarter revenue

Naperville, Ill. — Tellabs’ first-quarter 2010 revenue totaled $380 million, up 5% from $362 million in the first quarter of 2009.

On a GAAP basis, Tellabs earned 12 cents per diluted share in the first quarter of 2010, up from 2 cents per share in the first quarter of 2009. First-quarter 2010 GAAP net earnings were $45.9 million, compared with $6.5 million in the year-ago quarter. First-quarter 2010 GAAP net earnings include a $3.4 million net tax benefit.

On a non-GAAP basis, Tellabs earned 11 cents per share in the first quarter of 2010, compared with 6 cents in the year-ago quarter. Non-GAAP net earnings were $44.6 million in the first quarter of 2010, compared with $22.3 million in the first quarter of 2009. Non-GAAP results for the first quarter of 2010 exclude pretax charges of $23 million, which include $5.6 million or 1 cent per share in equity-based compensation expense.

Tellabs’ GAAP gross profit margin was 50.7% in the first quarter of 2010, compared with 44.2% in the year-ago quarter. The company generated $63 million in cash from operations during the quarter.

“By focusing on growth products, and innovating in growth markets such as mobile Internet, Tellabs is helping customers succeed and achieving profitable revenue growth,” said Rob Pullen, Tellabs president and chief executive officer. “Customer demand for our growth products is improving, as they generated a record 57% of Tellabs’ first-quarter revenue.”

Tellabs growth products include the Tellabs® 6300, 7100, 7300, 8600, 8800 and 9100 platforms, as well as Tellabs professional services.

For the first quarter of 2010, Broadband segment revenue was $191 million, up 7% from the year-ago quarter. Transport segment revenue was $128 million, down 2%. Services segment revenue was $61 million, up 13%.

Second-Quarter 2010 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect second-quarter revenue to grow 10% to 12%, compared with the first quarter. We expect second-quarter gross margin to be similar to first-quarter gross margin, plus or minus one or two points, depending on product mix. For the full year 2010, we now expect our gross margin to be in the high 40s, plus or minus. We expect second-quarter 2010 non-GAAP operating expenses to be up in dollars, in the low $140 millions, but down as a percentage of revenue. Tellabs’ expected non-GAAP operating expenses exclude approximately $6 million in equity-based compensation expense. We expect a second-quarter non-GAAP tax rate of about 32%.

Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company's financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Share Repurchase — Under previously announced share repurchase plans, during the first quarter of 2010 Tellabs repurchased approximately 112,000 shares at a cost of $793,000. Tellabs plans to continue returning capital to stockholders through dividends and share repurchases.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its first-quarter results and provide its outlook for the second quarter of 2010. Internet users can hear a simultaneous webcast of the teleconference at http://www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until 10:30 p.m. Central Daylight Time on Thursday, Apr. 29, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 67372658. A podcast of the call will be available at http://www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs innovates to deliver the mobile Internet and help our customers succeed. That’s why 43 of the top 50 global communications service providers choose our mobile, optical, business and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. http://www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter and full year 2010 guidance and cost savings information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended January 1, 2010, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	First Quarter
In millions, except per-share data	4/2/10	4/3/09
Revenue
Products	$319.0	$308.0
Services	60.7	53.7

Total revenue	379.7	361.7

Cost of Revenue
Products	145.6	166.5
Services	41.7	35.4

Total cost of revenue	187.3	201.9

Gross Profit	192.4	159.8

Gross profit as a percentage of revenue	50.7%	44.2%

Gross profit as a percentage of revenue - products	54.4%	45.9%
Gross profit as a percentage of revenue - services	31.3%	34.1%

Operating Expenses
Research and development	69.2	69.5
Sales and marketing	45.1	42.4
General and administrative	24.8	26.4
Intangible asset amortization	7.4	6.0
Restructuring and other charges	10.0	6.7

Total operating expenses	156.5	151.0

Operating Earnings	35.9	8.8

Operating earnings as a percentage of revenue	9.5%	2.4%

Other Income
Interest income, net	3.9	5.2
Other income (expense), net	2.7	(0.5)

Total other income	6.6	4.7

Earnings Before Income Tax	42.5	13.5
Income tax benefit (expense)	3.4	(7.0)

Net Earnings	$45.9	$6.5

Weighted Average Shares Outstanding
Basic	384.7	395.8

Diluted	388.6	396.6

Net Earnings Per Share
Basic	$0.12	$0.02

Diluted	$0.12	$0.02

Cash Dividends Per Share	$0.02	$—

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	4/2/10	1/1/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$229.3	$154.0
Investments in marketable securities	917.5	950.8

Total cash, cash equivalents and marketable securities	1,146.8	1,104.8

Other marketable securities	272.7	252.8
Accounts receivable, net of allowances of $1.3 and $1.4	303.3	334.2
Inventories
Raw materials	25.5	24.0
Work in process	3.6	3.8
Finished goods	99.4	99.9

Total inventories	128.5	127.7
Income taxes	23.2	24.2
Miscellaneous receivables and other current assets	47.5	54.4

Total Current Assets	1,922.0	1,898.1

Property, Plant and Equipment
Land	20.9	21.2
Buildings and improvements	197.0	199.6
Equipment	406.2	415.9

Total property, plant and equipment	624.1	636.7
Accumulated depreciation	(367.6)	(366.1)

Property, plant and equipment, net	256.5	270.6
Goodwill	207.0	207.2
Intangible Assets, Net of Amortization	115.8	123.2
Other Assets	117.2	123.7

Total Assets	$2,618.5	$2,622.8

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$43.1	$71.5
Accrued compensation	60.4	82.0
Restructuring and other charges	15.6	9.8
Income taxes	85.8	80.8
Loan related to other marketable securities	272.7	252.8
Deferred revenue	46.6	31.3
Other accrued liabilities	76.0	81.2

Total Current Liabilities	600.2	609.4

Long-Term Restructuring Liabilities	5.7	7.2
Income Taxes	28.3	41.9
Other Long-Term Liabilities	49.7	49.4

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
498,671,848 and 497,734,039 shares issued	5.0	5.0
Additional paid-in capital	1,518.2	1,511.2
Treasury stock, at cost: 113,789,447 and 113,457,637 shares	(1,040.2)	(1,037.9)
Retained earnings	1,335.0	1,296.8
Accumulated other comprehensive income	116.6	139.8

Total Stockholders’ Equity	1,934.6	1,914.9

Total Liabilities and Stockholders’ Equity	$2,618.5	$2,622.8

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	First Quarter
	4/2/10	4/3/09
In millions
Operating Activities
Net earnings	$45.9	$6.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19.8	18.8
Loss on disposal of property, plant and equipment	—	0.2
Equity-based compensation	5.8	5.5
Deferred income taxes	3.1	4.0
Restructuring and other charges	10.0	6.7
Excess tax benefits from equity-based compensation	0.7	—
Net changes in assets and liabilities:
Accounts receivable	26.6	6.6
Inventories	(1.1)	5.2
Miscellaneous receivables and other current assets	4.6	2.3
Other assets	2.3	1.1
Accounts payable	(32.0)	(8.8)
Restructuring and other charges	(3.3)	(6.8)
Deferred revenue	15.3	9.1
Other accrued liabilities	(22.7)	(4.4)
Income taxes	(11.2)	(3.3)
Other long-term liabilities	(0.4)	1.4

Net Cash Provided by Operating Activities	63.4	44.1

Investing Activities
Capital expenditures	(4.0)	(7.6)
Proceeds on disposals of property, plant and equipment	—	0.2
Payments for purchases of investments	(268.4)	(416.5)
Proceeds from sales and maturities of investments	296.2	233.7

Net Cash Provided by (Used for) Investing Activities	23.8	(190.2)

Financing Activities
Proceeds from issuance of common stock under stock plans	1.1	—
Repurchase of common stock	(2.3)	(0.2)
Excess tax benefits from equity-based compensation	(0.7)	—
Dividends paid	(7.7)	—

Net Cash Used for Financing Activities	(9.6)	(0.2)

Effect of Exchange Rate Changes on Cash	(2.3)	(3.6)

Net Increase (Decrease) in Cash and Cash Equivalents	75.3	(149.9)
Cash and Cash Equivalents - Beginning of Year	154.0	376.1

Cash and Cash Equivalents - End of Period	$229.3	$226.2

RESULTS OF OPERATIONS

We operate in three business segments: Broadband, Transport and Services. For the first quarter of 2010, total revenue was $379.7 million, up 5.0% compared with $361.7 million in the first quarter of 2009, as increased revenue in the Broadband and Services segments offset lower Transport-segment revenue.

Consolidated gross profit margin in the first quarter of 2010 was 50.7%, up 6.5 percentage points from 44.2% in the first quarter of 2009. The increase in gross margin was primarily the result of mix shifts in the Broadband segment: higher revenue from data products, which carry gross margins higher than corporate average, and lower revenue from access products, which carry gross margins below corporate average.

Operating expenses in the first quarter of 2010 were $156.5 million, compared with $151.0 million in the first quarter of 2009. The increase in operating expenses came primarily from increased restructuring and other charges and increased intangible asset amortization associated with the acquisition of WiChorus, Inc. (WiChorus) in December 2009.

Operating earnings in the first quarter of 2010 were $35.9 million, up $27.1 million from $8.8 million in the first quarter of 2009. Net earnings for the first quarter of 2010 were $45.9 million or $0.12 per share (basic and diluted), compared with $6.5 million or $0.02 per share (basic and diluted) in the first quarter of 2009. Net earnings for the first quarter of 2010 included tax benefits of $13.2 million from the reversal of tax accruals no longer required due to the expiration of a statute of limitations and $3.9 million from the recognition of net operating loss (NOL) carry-forwards that had been offset previously by a valuation allowance.

Revenue (in millions)

	First Quarter
	2010	2009	Change
Products	$319.0	$308.0	3.6%
Services	60.7	53.7	13.0%

Total revenue	$379.7	$361.7	5.0%

Product revenue grew year-over-year as increased Broadband revenue more than offset slightly lower Transport revenue. Within Broadband, increased revenue from data products more than offset lower revenue from access and managed access products. The increase in Services revenue was driven primarily by increased deployment and professional services revenue.

Revenue from customers in North America in the first quarter of 2010 grew to $274.5 million (or 72% of total revenue) from $247.0 million (or 68% of total revenue) in the first quarter of 2009. Increased revenue from a North American carrier, which is using our data and transport products to expand mobile-network capacity, was partially offset by lower revenue in other areas, primarily access products. Internationally, increased revenue in Latin America was offset by lower revenue in the Asia-Pacific and the Europe, Middle East and Africa regions.

In the first quarter of 2010, revenue from our growth portfolio (the Tellabs® 6300 SDH transport system, the Tellabs® 7100 optical transport system, the Tellabs® 8600 managed edge system, the Tellabs® 8800 multiservice router series, the Tellabs® 9100 SmartCore™ platform, and professional services) increased to $214.9 million (or 57% of total revenue) from $140.7 million (or 39% of total revenue) in the first quarter of 2009. Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 managed access system, the Tellabs® 8000 network manager, the Tellabs® 3000 voice-enhancement products, access products and deployment, training and support services) accounted for the balance of the revenue.

Gross Margin

	First Quarter
	2010	2009	% Point Change
Products	54.4%	45.9%	8.5%
Services	31.3%	34.1%	(2.8)%
Consolidated	50.7%	44.2%	6.5%

The increase in products gross margin was primarily the result of higher revenue from data products, which carry gross margins higher than corporate average, and lower revenue from access products, which carry gross margins below corporate average. Services gross margins declined in the first quarter of 2010, compared with the first quarter of 2009, as a result of the higher level of revenue from deployment services, which carry gross margins lower than the services average.

Operating Expenses (in millions)

	First Quarter			Percent of Revenue
	2010	2009	Change	2010	2009
Research and development	$69.2	$69.5	$(0.3)	18.2%	19.2%
Sales and marketing	45.1	42.4	2.7	11.9%	11.7%
General and administrative	24.8	26.4	(1.6)	6.5%	7.3%

Subtotal	139.1	138.3	0.8	36.6%	38.2%

Intangible asset amortization	7.4	6.0	1.4
Restructuring and other charges	10.0	6.7	3.3

Total operating expenses	$156.5	$151.0	$5.5

The increase in operating expenses is attributed to higher restructuring charges associated with a restructuring plan announced in January 2010, higher sales and marketing expenses due to increased incentive expenses, and additional intangible asset amortization expenses associated with the acquisition of WiChorus in December 2009.

Other Income (in millions)

	First Quarter
	2010	2009	Change
Interest income, net	$3.9	$5.2	$(1.3)
Other income (expense), net	2.7	(0.5)	3.2

Total other income	$6.6	$4.7	$1.9

Interest income, net, declined due to lower yields during the first quarter of 2010 compared with the first quarter of 2009. Other income (expense), net, improved in the first quarter of 2010, compared with the first quarter of 2009, primarily due to gains on sales of marketable securities in 2010, compared with losses in 2009.

Income Taxes

For the first quarter of 2010 we reported a tax benefit of $3.4 million, compared with a tax expense of $7.0 million for the first quarter of 2009. In the first quarter of 2010, we recorded a $13.2 million benefit associated with the reversal of tax accruals no longer required due to the expiration of a statute of limitations. We also benefited from the recognition of $3.9 million of domestic NOL carry-forwards that had been offset previously by a valuation allowance.

Segments

Segment Revenue (in millions)

	First Quarter
	2010	2009	Change
Broadband	$191.3	$178.3	7.3%
Transport	127.7	129.7	(1.5)%
Services	60.7	53.7	13.0%

Total revenue	$379.7	$361.7	5.0%

Segment Profit* (in millions)

	First Quarter
	2010	2009	Change
Broadband	$60.9	$34.3	77.6%
Transport	45.4	39.8	14.1%
Services	19.5	19.0	2.6%

Total segment profit	$125.8	$93.1	35.1%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation.

Broadband

Revenue

Revenue from the Broadband segment was $191.3 million in the first quarter of 2010, up 7.3% compared with $178.3 million in the first quarter of 2009 as increased revenue from data products offset lower revenue from access and managed access products.

Data product revenue was $130.9 million in the first quarter of 2010, up 107.8% from $63.0 million in the first quarter of 2009. Revenue from both the Tellabs® 8600 managed edge system and the Tellabs® 8800 multiservice router series increased in the year-over-year period. We are participating in large network builds in North America and internationally. The year-over-year increase in data revenue was driven primarily by a North American carrier that is expanding mobile-network capacity. In addition, we recognized revenue from the Tellabs® 9100 SmartCore™ platform for the second consecutive quarter since acquiring the platform in December 2009.

Access revenue was $30.1 million in the first quarter of 2010, compared with $64.1 million in the first quarter of 2009, primarily as a result of lower revenue from the Tellabs® 1600 Optical Networking Terminal (ONT) series. While ONT revenue can fluctuate on a quarter-by-quarter basis, we expect that overall access revenue will likely continue to decline.

Managed access revenue was $30.3 million in the first quarter of 2010, compared with $51.2 million in the first quarter of 2009. Revenue from both the Tellabs® 8100 managed access system and the Tellabs® 6300 SDH transport system declined, primarily in the Europe and Latin America regions, as customers around the world continued to migrate to our data products.

Segment Profit

Segment profit was $60.9 million in the first quarter of 2010, up 77.6% from $34.3 million in the first quarter of 2009. The increase in segment profit was driven primarily by the higher revenue from data products, which carry gross margins higher than corporate average, and lower revenue from access products, which carry gross margins below corporate average.

Transport

Revenue

Revenue from the Transport segment was $127.7 million in the first quarter of 2010, compared with $129.7 million in the first quarter of 2009. The slight decline is attributed to lower revenue from digital cross-connect systems, partially offset by increased revenue from optical transport systems.

Segment Profit

Segment profit was $45.4 million in the first quarter of 2010, up 14.1% compared with $39.8 million in the first quarter of 2009. The increase in segment profit was driven primarily by lower research and development spending.

Services

Revenue

Revenue from the Services segment was $60.7 million for the first quarter of 2010, up 13.0% from $53.7 million in the first quarter of 2009. Increased revenue was driven primarily from deployment and professional services.

Segment Profit

Segment profit was $19.5 million for the first quarter of 2010, up 2.6% from $19.0 million in the first quarter of 2009. The slight increase in Segment profit is due to the higher mix of lower-margin deployment services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $1,146.8 million as of April 2, 2010, which increased by $42.0 million since year-end 2009. Cash generated from operating activities during the quarter amounted to $63.4 million.

During the first quarter of 2010, we distributed $7.7 million to our stockholders through our first quarterly cash dividend. We also repurchased 112,277 shares of common stock at a cost of $793,364. We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, our geographic revenue split and the split between our growth and core portfolios. Comparing our first quarter 2010 results with the fourth quarter of 2009:

Total revenue in the first quarter of 2010 was $379.7 million, down 2% from $389.3 million in the fourth quarter of 2009. On a sequential basis, flat Broadband segment revenue was offset by lower revenue in the Transport and Services segments.

Total Broadband revenue for the first quarter of 2010 was $191.3 million, compared with $191.4 million in the prior quarter.

Within the Broadband segment, data revenue increased to $130.9 million from $90.5 million, driven by a North American carrier expanding mobile-network capacity. Access revenue, driven by an anticipated decline in revenue from the Tellabs® 1600 ONTs, declined to $30.1 million from $55.7 million. Managed access revenue, driven by declines in both the Tellabs® 8100 managed access system and the Tellabs® 6300 SDH transport system, declined to $30.3 million from $45.2 million. Broadband segment profit for the first quarter of 2010, driven by higher revenue from data products and lower revenue from access products, increased to $60.9 million from $44.4 million in the prior quarter.

Transport segment revenue for the first quarter of 2010 was $127.7 million, compared with $133.2 million in the prior quarter. Higher revenue from digital cross-connect systems was offset by lower revenue from optical transport systems. Transport segment profit for the first quarter of 2010, driven by higher cross-connect revenue and lower optical transport revenue, was $45.4 million, up slightly compared with $44.5 million in the prior quarter.

Services segment revenue for the first quarter of 2010 was $60.7 million, compared with $64.7 million in the prior quarter. Services segment profit for the first quarter of 2010, driven by the lower level of Services segment revenue, was $19.5 million, compared with $22.6 million in the prior quarter.

North American revenue in the first quarter of 2010 grew to $274.5 million (or 72% of total revenue) compared with $255.4 million (or 66% of total revenue) in the prior quarter. The increase was driven by a significant increase in revenue from data products. Internationally, revenue in first quarter of 2010 declined to $105.2 million (or 28% of total revenue) compared with $133.9 million (or 34% of total revenue) in the prior quarter. The decrease is attributable primarily to a decline in managed access products.

In the first quarter of 2010, revenue from our growth portfolio increased to $214.9 million (or 57% of total revenue) from $188.5 million (or 48% of total revenue) in the prior quarter. The core portfolio decreased to $164.8 million (or 43% of total revenue) from $200.7 million (or 52% of total revenue) in the prior quarter.

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Comparing our first quarter 2010 results with the fourth quarter of 2009:

Non-GAAP gross profit margin in the first quarter of 2010 increased 5.4 percentage points to 50.9%, from 45.5% in the prior quarter. The change in gross margin was driven primarily by higher revenue from data products, which accounted for a little more than four points of improvement, and higher revenue from cross-connect systems, which accounted for about a point and a half of the improvement.

Non-GAAP operating expenses in the first quarter of 2010 increased to $134.4 million, from $127.9 million in the prior quarter. On a non-GAAP basis, the increase in operating expenses was driven primarily by the inclusion of a full quarter of expenses from our recent WiChorus acquisition and higher incentive compensation expense.

We calculate a separate tax expense and effective tax rate for GAAP and non-GAAP purposes. For the first quarter of 2010, for non-GAAP purposes, we used a 32% effective tax rate which represents our projected, long-term effective tax rate on non-GAAP pretax income.

Driven primarily by the higher level of gross profit margin, non-GAAP net earnings were $44.6 million or $0.12 per share basic and $0.11 per share diluted compared with $36.1 million or $0.09 per share (basic and diluted) in the prior quarter.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	First Quarter 2010			First Quarter 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$319.0	$—	$319.0	$308.0	$—	$308.0
Services	60.7	—	60.7	53.7	—	53.7

Total revenue	379.7	—	379.7	361.7	—	361.7

Cost of Revenue
Products (a)	145.6	(0.4)	145.2	166.5	(0.4)	166.1
Services (a)	41.7	(0.5)	41.2	35.4	(0.7)	34.7

Total cost of revenue	187.3	(0.9)	186.4	201.9	(1.1)	200.8

Gross Profit	192.4	0.9	193.3	159.8	1.1	160.9

Gross profit as a percentage of revenue	50.7%	0.2%	50.9%	44.2%	0.3%	44.5%

Gross profit as a percentage of revenue - products	54.4%	0.1%	54.5%	45.9%	0.2%	46.1%
Gross profit as a percentage of revenue - services	31.3%	0.7%	32.1%	34.1%	1.3%	35.4%

Operating Expenses
Research and development (a)	69.2	(1.7)	67.5	69.5	(1.7)	67.8
Sales and marketing (a)	45.1	(1.1)	44.0	42.4	(1.1)	41.3
General and administrative (a)	24.8	(1.9)	22.9	26.4	(1.5)	24.9
Intangible asset amortization (c)	7.4	(7.4)	—	6.0	(6.0)	—
Restructuring and other charges (d)	10.0	(10.0)	—	6.7	(6.7)	—

Total operating expenses	156.5	(22.1)	134.4	151.0	(17.0)	134.0

Operating Earnings	35.9	23.0	58.9	8.8	18.1	26.9

Operating earnings as a percentage of revenue	9.5%	6.1%	15.5%	2.4%	5.0%	7.4%

Other Income
Interest income, net	3.9	—	3.9	5.2	—	5.2
Other income (expense), net	2.7	—	2.7	(0.5)	—	(0.5)

Total other income	6.6	—	6.6	4.7	—	4.7

Earnings Before Income Tax	42.5	23.0	65.5	13.5	18.1	31.6
Income tax benefit (expense) (f)	3.4	(24.3)	(20.9)	(7.0)	(2.3)	(9.3)

Net Earnings	$45.9	$(1.3)	$44.6	$6.5	$15.8	$22.3

Weighted Average Shares Outstanding
Basic	384.7		384.7	395.8		395.8

Diluted	388.6		388.6	396.6		396.6

Net Earnings Per Share
Basic	$0.12	$—	$0.12	$0.02	$0.04	$0.06

Diluted	$0.12	$(0.01)	$0.11	$0.02	$0.04	$0.06

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	First Quarter 2010			Fourth Quarter 2009
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$319.0	$—	$319.0	$324.6	$—	$324.6
Services	60.7	—	60.7	64.7	—	64.7

Total revenue	379.7	—	379.7	389.3	—	389.3

Cost of Revenue
Products (a)	145.6	(0.4)	145.2	170.5	(0.3)	170.2
Services (a)	41.7	(0.5)	41.2	42.6	(0.5)	42.1

Total cost of revenue	187.3	(0.9)	186.4	213.1	(0.8)	212.3

Gross Profit	192.4	0.9	193.3	176.2	0.8	177.0

Gross profit as a percentage of revenue	50.7%	0.2%	50.9%	45.3%	0.2%	45.5%

Gross profit as a percentage of revenue - products	54.4%	0.1%	54.5%	47.5%	0.1%	47.6%
Gross profit as a percentage of revenue - services	31.3%	0.7%	32.1%	34.2%	0.7%	34.9%

Operating Expenses
Research and development (a)	69.2	(1.7)	67.5	67.1	(1.5)	65.6
Sales and marketing (a)	45.1	(1.1)	44.0	42.0	(1.0)	41.0
General and administrative (a), (b)	24.8	(1.9)	22.9	24.8	(3.5)	21.3
Intangible asset amortization (c)	7.4	(7.4)	—	6.6	(6.6)	—
Restructuring and other charges (d)	10.0	(10.0)	—	0.6	(0.6)	—

Total operating expenses	156.5	(22.1)	134.4	141.1	(13.2)	127.9

Operating Earnings	35.9	23.0	58.9	35.1	14.0	49.1

Operating earnings as a percentage of revenue	9.5%	6.1%	15.5%	9.0%	3.6%	12.6%

Other Income
Interest income, net	3.9	—	3.9	4.5	—	4.5
Other income (expense), net (e)	2.7	—	2.7	(0.9)	0.4	(0.5)

Total other income	6.6	—	6.6	3.6	0.4	4.0

Earnings Before Income Tax	42.5	23.0	65.5	38.7	14.4	53.1
Income tax benefit (expense) (f)	3.4	(24.3)	(20.9)	23.4	(40.4)	(17.0)

Net Earnings	$45.9	$(1.3)	$44.6	$62.1	$(26.0)	$36.1

Weighted Average Shares Outstanding
Basic	384.7		384.7	385.5		385.5

Diluted	388.6		388.6	387.9		387.9

Net Earnings Per Share
Basic	$0.12	$—	$0.12	$0.16	$(0.07)	$0.09

Diluted	$0.12	$(0.01)	$0.11	$0.16	$(0.07)	$0.09

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a) The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. Because of varying available valuation methodologies, subjective assumptions, and the variety of award types, which affect the calculations of equity-based compensation, we believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of our operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our core operating performance.

(b) We excluded certain expenses resulting from the acquisition and integration of WiChorus, Inc. in the fourth quarter of 2009 to evaluate our continuing operational performance. For the fourth quarter of 2009, the adjustment was $1.8 million in general and administrative expenses. Although these expenses are reflected in our GAAP financials, they may limit the comparability of our on-going operations with prior and future periods.

(c) We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in our recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of our operations without regard to such expenses.

(d) We exclude restructuring and other charges because we believe that they are not related directly to the underlying performance of our core business operations. Restructuring and other charges result from events that often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our on-going operations with prior and future periods.

(e) The $0.4 million adjustment to Other income in the fourth quarter of 2009 reflects a loss on the write-down of long-term equity investments in partnerships and start-up technology companies.

(f) We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For the first quarter of 2010, for non-GAAP purposes, we use a 32% effective tax rate which represents our projected, long term effective tax rate on non-GAAP pretax income. For the first quarter of 2009 and the fourth quarter of 2009, the tax adjustment takes into account the impact of (i) the effect on our global effective tax rate of adjusting pretax earnings in multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against our domestic deferred tax assets, which is included in our GAAP expense but excluded from our non-GAAP expense. In the fourth quarter of 2009, non-GAAP tax expense excluded a $24.2 million benefit for the release of valuation allowance related to the accounting for the WiChorus acquisition; a $7.0 million benefit for the release of valuation allowance from the carry-back of net operating losses and other benefits related to prior periods; and a $7.0 million benefit for the release of valuation allowance related to the use of loss carryforwards to reduce fourth quarter 2009 domestic pretax income.